Exhibit 4.63

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (the “Agreement”) is made as of the date set forth below between Amarin Corporation plc, a public limited company registered in England and Wales (the “Company”), and the Investors listed on Exhibit A.

WHEREAS, the Company has authorized the sale and issuance of up to $25 million of ordinary shares (the “Shares”) of the Company, 5 pence par value per share to certain investors (each an “Investor” and collectively the “Investors”) in a registered direct offering (the “Offering”); and

WHEREAS, each Investor desires to subscribe for the number of Shares set forth next to such Investor’s name on Exhibit A hereto at a purchase price of $1.30 per share, on the terms and subject to the conditions set forth herein, and the Company desires to issue and sell such Shares to the investors.

NOW, THEREFORE, in consideration of the mutual promises, representations, warranties, covenants, and conditions set forth herein, the parties mutually agree as follows:

1. Authorization and Sale of the Shares; Registration.  Subject to the terms and conditions of this Agreement, the Company has authorized the sale of the Shares. The issuance of the Shares has been registered on a Registration Statement on Form F-3, File No. 333-121760 (the “Registration Statement”), which registration statement has been declared effective by the Securities and Exchange Commission (the “Commission”) on March 10, 2005, has remained effective since such date and is effective on the date hereof.

2. Sale and Purchase of the Shares.

2.1 At the Closing (as defined in Section 3), the Company will sell to the Investors, and the Investors, severally and not jointly, will purchase from the Company, upon the terms and conditions hereinafter set forth, the respective number of Shares set forth opposite each Investor’s name on Exhibit A hereto at the purchase price of $1.30 per Share.

2.2 The Company may enter into this same or a similar form of Stock Purchase Agreement with certain other investors (the “Other Investors”) and may complete sales of Shares to them. (The Investors and the Other Investors are hereinafter sometimes collectively referred to as the “Investors,” and this Agreement and the Stock Purchase Agreements executed by the Other Investors are hereinafter sometimes collectively referred to as the “Agreements.”)

2.3 The Investor acknowledges that: (a) the Company has retained Leerink Swann & Company as placement agent (in its capacity as placement agent of the Shares, the “Placement Agent”); (b) the Company intends to pay the Placement Agent a fee in respect of the purchase of Shares by Investors introduced to the Company by the Placement Agent; and (c) the offering of the Shares is not a firm commitment underwriting. The Investor further acknowledges that the Company has entered into finder’s agreements with each of ProSeed Capital Holdings CVA and J&E Davy pursuant to which such parties may introduce the Company to persons or entities that may invest in the Offering, and the Company intends to pay each such party a fee in respect of the purchase of Shares by Investors introduced by such party.

3. Delivery of the Shares at Closing.

3.1 (a) Pursuant to the terms of the offer contained in the prospectus included in the Registration Statement and the prospectus supplement appended to such prospectus (such documents, together with the documents incorporated by reference in such prospectus and prospectus supplement, being referred to collectively herein as the “Prospectus”), the Investor hereby tenders to the Company this subscription for, and agrees to purchase the number (the “Amount”) of Ordinary Shares as will equal the aggregate purchase price set forth in Exhibit A, rounded down to the nearest whole share, at the per share purchase price determined in accordance with the Prospectus, namely $1.30.

(b) Subject to the acceptance of such tender by the Company, the Investor hereby directs the Company to issue the Ordinary Shares within 3 London business days after the Closing Date (as defined below) against payment of the purchase price therefor as provided herein, and further directs the Company to issue the Ordinary Shares in the name of National City Nominees Limited of Citigroup Centre, Canada Square, Canary Wharf, London, E14 5LB, being the nominee holding company of Citibank N.A, the Company’s depositary for its American Depositary Receipt (“ADR”) program (the “ADR Depositary”) against the issuance by the ADR Depositary of ADRs in the name of, or as otherwise instructed in writing by, the Investor.

3.2 The Company will advise the Investor after receipt of this subscription whether this subscription has been accepted or rejected. If this subscription is rejected, or if the Offering is withdrawn or terminated, the amount paid by the Investor herewith will be returned without interest or deduction, and this subscription thereby shall be canceled and be of no further force or effect. If this subscription is rejected or if the Offering is withdrawn or terminated, the Investor agrees to destroy or return to the Company the Prospectus and all other documents concerning the Offering. The Investor may not withdraw this subscription or any amount paid pursuant thereto except as otherwise provided below. The Investor understands and agrees that (i) the Company’s obligations under this Agreement are not binding upon the Company until the Company accepts the Investor’s subscription, which acceptance is at the sole discretion of the Company and is to be evidenced by the Company’s execution of this Agreement where indicated; and (ii) the Company may, in its sole discretion, reject this subscription in whole or in part and reduce this subscription in any amount and to any extent, whether or not pro rata reductions are made to any other Investor’s subscription.

3.3 The completion of the purchase and sale of the Shares (the “Closing”) shall occur at the offices of the Placement Agent on such date and at such time as determined by the Company (the “Closing Date”), which shall be as soon as practicable after the American Stock Transfer & Trust Company, as escrow agent (the “Escrow Agent”) shall have received all of the executed Agreements and the aggregate purchase price payable by all Investors subscribing to this Offering (jointly the “Escrowed Property”). The Escrowed Property will be held by the Escrow Agent until the Closing is confirmed by the Company and Placement Agent, under the terms and conditions set forth in the Escrow Agreement by and among the Company, the Placement Agent and the Escrow Agent substantially in the form attached hereto as Exhibit C (the “Escrow Agreement”). If the Closing does not occur, the funds will be returned to the Investor without interest or deduction. All wires should be sent to the Escrow Agent’s escrow account at:

JP Morgan Chase
55 Water Street
New York, NY 10041
ABA# 021 000 021
Account 323212069

Attention: Henry Reinhold, American Stock Transfer Company,
as Escrow Agent for Amarin Corporation, plc

At the Closing, upon written instruction of the Company and the Placement Agent, the Escrow Agent shall release the Escrowed Property (in accordance with the provisions of the Escrow Agreement) to the Company and the Company shall promptly:

(a) deliver to the ADR Depositary’s custodian the Ordinary Share certificate in the name of National City Nominees Limited of Citigroup Centre, Canada Square, Canary Wharf, London, E14 5LB; and

(b) instruct the ADR Depositary to issue ADRs in the Amount to be registered in (a) the name of the Investor; or, (b) in the name of a nominee designated by the Investor in writing; or (c) to a nominated DTC account designated by the Investor in writing; (as the case may be and as indicated on the Stock Certificate Questionnaire attached hereto as Exhibit B).

Prospective Investors should retain their own professional advisors to review and evaluate the economic, tax and other consequences of an investment in the Company.

The Company’s obligation to issue the Shares to the Investors shall be subject to the following conditions, any one or more of which may be waived by the Company: (a) receipt by the Company of the purchase price for the Shares being purchased hereunder as set forth on Exhibit A hereto; and (b) the accuracy of the representations and warranties made by the Investors and the fulfillment of those undertakings of the Investors to be fulfilled prior to the Closing.

Each Investor’s obligation to purchase the Shares shall be subject to the following conditions, any one or more of which may be waived by the Investor: (a) the trading in the ADRs shall not have been suspended by the Commission and the listing of the ADRs on Nasdaq (as defined below) shall have not been suspended by Nasdaq (except for any suspension of trading of limited duration agreed to by the Company, which suspension shall be terminated prior to the Closing Date); (b) no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the Commission; (c) the accuracy of the representations and warranties made by the Company and the fulfillment of those undertakings of the Company; and (d) the Company shall have delivered to the Placement Agent, for the benefit of such Investor, a certificate, duly executed by a senior executive officer of the Company, attesting to the satisfaction of the foregoing subsection (c). The Investors’ obligations are expressly not conditioned on the purchase by any or all of the other Investors, if any, of the Shares that they have agreed to purchase from the Company.

4. Representations, Warranties and Covenants of the Company.  Except as otherwise described in the Prospectus and the Company’s filings with the Commission, to include without limitation the Company’s Annual Report on Form 20-F for the year ended December 31, 2004 and the Company’s Reports on Form 6-K furnished to the Commission since December 31, 2004 (including the documents incorporated by reference in such filings, the “Commission Documents”), which qualify the following representations and warranties in their entirety, the Company hereby represents and warrants to, and covenants with, the Investors, as follows:

4.1 Organization, Good Standing and Qualification.  The Company is a corporation duly organized and validly existing under the laws of England and Wales and has full corporate power and lawful authority to conduct its business as described in its Commission Documents. Each of the Company’s subsidiaries is duly organized and validly existing under the laws of the jurisdiction of its incorporation or organization.

4.2 Status of Shares.  At the Closing Date, (i) the issuance and sale of the Shares to be sold on such date pursuant to this Agreement shall have been duly authorized by all necessary corporate action on the part of the Company, (ii) the Shares, when delivered to the Investors at the Closing against payment therefor as provided herein, will be validly issued, fully paid and nonassessable, free of all mortgages, pledges, liens, security interests, encumbrances, leases, and charges other than those granted or created by an Investor, and will not be subject to any preemptive rights, rights of first refusal, redemption rights or other restrictions on transfer, other than as imposed by applicable federal and state securities laws and other than those granted or created by an Investor; and (iii) the Ordinary Shares being sold hereunder will be registered under the Securities Act of 1933, as amended (the “Securities Act”) pursuant to the Registration Statement.

4.3 Capitalization, Voting Rights.  The authorized, issued and outstanding capital stock of the Company is as set forth in its Commission Documents as of the date thereof; all issued and outstanding shares of capital stock of the Company are validly issued, fully paid and nonassessable. Except as set forth in the Commission Documents and except for shares reserved for issuance pursuant to employee and consultant benefit and option plans within the limits specified therein, there are no outstanding options, warrants, agreements, commitments, convertible securities, preemptive rights or other rights to subscribe for or to purchase any shares of capital stock of the Company nor are there any agreements, promises or commitments to issue any of the foregoing. Except as set forth in the Commission Documents, in this Agreement and as otherwise required by law, there are no restrictions upon the voting or transfer of the Shares pursuant to the Company’s Memorandum and Articles of Association or other organizational documents or other governing documents or any agreement or other instruments to which the Company is a party or by which the Company is bound.

4.4 Authorization; Enforceability.  The Company has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement. All corporate action on the part of the Company, its directors and stockholders necessary for the authorization, execution, delivery and performance of this Agreement by the Company, the authorization, sale, issuance and delivery of the Shares and the performance of the Company’s obligations hereunder has been taken. This Agreement will constitute, when executed and delivered by the Company at the Closing, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies, and to limitations of public policy.

4.5 No Conflict; Governmental Consents.

(a) The execution and delivery by the Company of this Agreement, the consummation of the transactions contemplated hereby and the offer and sale of the Shares will not result in the violation of any material law, statute, rule, regulation, order, writ, injunction, judgment or decree of any court or governmental authority to or by which the Company is bound, or of any provision of the Memorandum and Articles of Association of the Company or the charter or other organizational documents of any of its subsidiaries, and will not conflict with, or result in a breach or violation of, any of the terms or provisions of, or constitute a default under, any lease, loan agreement, mortgage, security agreement, trust indenture or other agreement or instrument to which the Company is a party or by which it is bound or to which any of its properties or assets is subject, where such conflict, breach or default is likely to result in a material adverse effect on the operations or financial condition of the Company and its subsidiaries taken as a whole (a “Material Adverse Effect”).

(b) No consent, waiver, approval, authorization or other order of any governmental authority is required to be obtained by the Company in connection with the authorization, execution and delivery of this Agreement or with the authorization, issuance and sale of the Shares, except such filings as may be required to be made, and which shall have been made at or prior to the required time, with the Commission, The Nasdaq Stock Market, Inc. (“Nasdaq”), and any state or foreign blue sky or securities regulatory authority.

4.6 Licenses.  The Company has all licenses, permits and other governmental authorizations currently required for the conduct of its business or ownership of properties and is in all material respects complying therewith, except for any licenses, permits or other governmental authorizations, the lack of which would not likely result in a Material Adverse Effect.

4.7 Litigation.  There is no legal action, suit, arbitration or other legal, administrative or governmental investigation pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its subsidiaries or any of their respective properties before or by any court, governmental or administrative agency or regulatory authority which (i) relates to or challenges the legality, validity or enforceability of this Agreement, (ii) if adversely determined, would impair the ability of the Company to perform fully any obligations which it has under this Agreement, or (iii) could reasonably be expected to have a Material Adverse Effect.

4.8 Listing.  Within 10 days following the Closing, the Company shall file a Notification Form: Listing of Additional Shares with Nasdaq with respect to the trading of the ADRs representing the Shares and hereby represents and warrants to the Placement Agent and the Investors that it will take any other necessary action in accordance with the rules of Nasdaq to enable such ADRs to trade on Nasdaq. There are no proceedings pending or, to the Company’s knowledge, threatened against the Company relating to the continued listing of the ADRs on Nasdaq and the Company has not received any notice of, nor to the knowledge of the Company is there any basis for, the delisting of the ADRs from Nasdaq.

4.9 No Material Adverse Change.  Since December 31, 2004, the Company and its subsidiaries have conducted their business in the ordinary course and there has been no material adverse change in the financial condition, operating results, assets, operations, employee relations or supplier relations of the Company or its subsidiaries, provided that the incurrence of expenditures at levels consistent with the Company’s practices subsequent to the acquisition of Laxdale Limited, as adjusted for any additional expenditures incurred in connection with the conduct of clinical trials and/or research and development activities, shall not in any event be deemed to constitute a material adverse change hereunder.

4.10 Financial Statements.  The financial statements included in the Company’s Annual Report on Form 20-F for the fiscal year ended December 31, 2004 present fairly and accurately in all material respects the financial position of the Company as of the dates shown and its results of operations and cash flows for the periods shown, and such financial statements have been prepared in conformity with United Kingdom generally accepted accounting principles applied on a consistent basis.

4.11 Disclosure.  Neither this Agreement, the Prospectus nor any of the Commission Documents contain any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which such statements were made, not misleading.

4.12 Accuracy of Reports.  All reports required to be filed by the Company within the three years prior to the date of this Agreement under the Securities Exchange Act of 1934, as amended, (the “Exchange Act”), have been duly and timely filed with the Commission. During the last three fiscal years, as of their respective dates, the Company’s Annual Reports on Form 20-F (after giving effect to the filing of any amendments thereto filed with the Commission), complied at the time of filing in all material respects with the requirements of their respective forms and, were complete and correct in all material respects as of the dates at which the information was furnished, and contained (as of such dates) no untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

4.13 Registration Statement; Effectiveness.  At the Closing the sale and issuance by the Company of the Shares will be validly registered pursuant to the Registration Statement and such Shares and the ADRs representing such Shares will be issued without a restrictive legend.

5. Representations, Warranties and Covenants of the Investors.

5.1 Each Investor individually represents and warrants to, and covenants with, the Company that: (i) the Investor is knowledgeable, sophisticated and experienced in making, and is qualified to make decisions with respect to, investments in shares presenting an investment decision like that involved in the purchase of the Shares, including investments in Shares issued by the Company and investments in comparable companies, and has requested, received, reviewed and considered all information it deemed relevant in making an informed decision to purchase the Shares; (ii) the Investor is acquiring the number of Shares set forth on Exhibit A hereto in the ordinary course of its business and for its own account for investment only and with no present intention of distributing any of such Shares or any arrangement or understanding with any other persons regarding the distribution of such Shares in violation of the securities laws (this representation and warranty not limiting such Investor’s right to sell the Shares pursuant to the Registration Statement or otherwise in compliance with applicable federal and state securities laws); (iii) the Investor will not, directly or indirectly, offer, sell, pledge, transfer or otherwise dispose of (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of) any of the Shares except in compliance with the Securities Act, applicable state securities laws and the respective rules and regulations promulgated thereunder; and (iv) the Investor, after giving effect to the transactions contemplated hereby, will not, either individually or with a group (as defined in Section 13(d)(3) of the Exchange Act), be the beneficial owner of 20% or more of the Company’s outstanding Ordinary Shares. For purposes of this Section 5.1, beneficial ownership shall be determined pursuant to Rule 13d-3 under the Exchange Act.

5.2  Each Investor outside the United States will comply with all applicable laws and regulations in each foreign jurisdiction in which it purchases, offers, sells or delivers Shares or has in its possession or distributes any offering material, in all cases at its own expense.

5.3 Each Investor hereby covenants with the Company not to make any sale of the Shares without effectively causing the prospectus delivery requirement under the Securities Act to be satisfied. Each Investor acknowledges that there may occasionally be times when the Company, based on the advice of its counsel, determines that it must suspend the use of the Prospectus forming a part of the Registration Statement until such time as an amendment to the Registration Statement has been filed by the Company and declared effective by the Commission or until the Company has amended or supplemented such Prospectus, provided that the Company shall not be entitled to suspend the use of such Registration Statement for longer than sixty (60) days in any 12-month period.

5.4 Each Investor further represents and warrants to, and covenants with, the Company that (i) the Investor has full right, power, authority and capacity to enter into this Agreement and to consummate the transactions contemplated hereby and has taken all necessary action to authorize the execution, delivery and performance of this Agreement, and (ii) this Agreement constitutes a valid and binding obligation of the Investor enforceable against the Investor in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ and contracting parties’ rights generally and except as enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and except as the indemnification agreements of the Investors herein may be legally unenforceable.

5.5 Each Investor has received and carefully reviewed the Prospectus and the Commission Documents and, to the extent the Investor deems appropriate, has discussed the Commission Documents with representatives of the Company. Each Investor is also aware of and acknowledges the following:

(a) that no Federal or state agency has made any finding or determination regarding the fairness of this Offering for investment, or any recommendation or endorsement of the Shares;

(b) that neither the officers, directors, agents, affiliates or employees of the Company, nor any other person, has expressly or by implication, made any representation or warranty concerning the Company other than as set forth in the Prospectus; and

(c) that the past performance or experience of the Company, the Company’s officers, directors, agents, or employees, will not in any way indicate or predict the results of the ownership of Shares or of the Company’s activities.

5.6 Each Investor understands that nothing in this Agreement or any other materials presented to the Investor in connection with the purchase and sale of the Shares constitutes legal, tax or investment advice. Each Investor acknowledges that no assurances have been made regarding any tax advantages which may accrue to him or it as a result of an investment in the Company, nor has any assurance been made that existing tax laws, regulations and administrative rulings will not be modified in the future, thus denying the Investor all or a portion of the tax benefits which may currently be, or which may become, available under existing tax laws, regulations or rulings. Each Investor represents that he or it has made such independent inquiries as he or it deems necessary to evaluate properly his or its investment in the Company, including consultation with such legal, tax and investment advisors as Investor, in its sole discretion, has deemed necessary or appropriate.

5.7 Except as has been specifically disclosed by the Investor to the Company in writing, no sales commissions or similar payments have been paid or are or will be owed by the Investor to any third party in connection with the Investor’s purchase of the Shares subscribed for hereby.

6. Notices.  All notices, requests, consents and other communications hereunder shall be in writing, shall be mailed (A) if within domestic United States by first-class registered or certified airmail, or nationally recognized overnight express courier, postage prepaid, or by facsimile, or (B) if delivered from outside the United States, by International Federal Express or facsimile, and shall be deemed given (i) if delivered by first-class registered or certified mail domestic, three business days after so mailed, (ii) if delivered by nationally recognized overnight carrier, one (1) business day after so mailed, (iii) if delivered by International Federal Express, two (2) business days after so mailed, (iv) if delivered by facsimile, upon electric confirmation of receipt and shall be delivered as addressed as follows:

(a) if to the Company, to:

Amarin Corporation plc
7 Curzon Street
London , W1J 5HG
United Kingdom
Fax: +44 (0) 207 499 9004
Attn: General Counsel & Company Secretary

(b) if to the Investors, at their addresses on the on the signature page attached hereto, or at such other address or addresses as may have been furnished to the Company in writing.

7. Future Investment Right.  If by March 15, 2006, the Company has not raised gross proceeds of at least $10 million (the “Future Financing Amount”) from one, or any combination of, the following sources: (i) revenues from the licensing or partnering of the Company’s intellectual property or proprietary information that are receivable prior to March 15, 2006; (ii) the issuance of Ordinary Shares at a price per Ordinary Share of at least $2.50; and/or (iii) funds received by the Company in connection with the exercise of outstanding warrants; then, at any time between March 15, 2006 and March 31, 2006, the Investor and the Other Investors shall have a pro rata right to make an equity investment in the Company, at a price per at a price per Ordinary Share of the lesser of $1.75 or 84% of the volume weighted average of closing prices of the ADRs on Nasdaq over the thirty trading days ending on March 15, 2006, in an amount up to the Future Financing Amount, less any amounts actually raised pursuant to subsections (i)-(iii) above. To the extent that the Investor or any Other Investor does not wish to take part in such financing, the unallocated portion of the Future Financing Amount will be allocated on a pro rata basis among those investors who have elected to take part in the financing until all of the Future Financing Amount has been allocated to investors that wish to take part in the financing. Notwithstanding anything to the contrary in this Section 8, the Future Financing Amount shall be reduced on a dollar-for-dollar basis to the extent that the gross amount raised in this Offering exceeds $15 million.

8. Survival of Representations, Warranties and Agreements.  Notwithstanding any investigation made by any party to this Agreement or by the Placement Agent, all representations and warranties made by the Company and the Investor herein shall survive the execution of this Agreement, the delivery to the Investor of the Shares being purchased and the payment therefor for a period of 18 months. All covenants and agreements contained in this Agreement shall survive the execution of this Agreement, the delivery to the Investor of the Shares being purchased and the payment therefor in accordance with the terms of such covenant or agreement.

9. No Assignment.  Neither this Agreement nor any of the rights or obligations of the Investor hereunder may be transferred or assigned by the Investor.

10. Disputes.  The Company and each Investor hereby agree that any dispute which may arise between them arising out of or in connection with this Agreement may be adjudicated before a court located in New York City, and the Company and each Investor hereby submit to the non-exclusive jurisdiction of the courts of the State of New York located in New York, and of the federal courts in the Southern District of New York, with respect to any action or legal proceeding commenced by any party, and irrevocably waive any objection they now or hereafter may have respecting the venue of any such action or proceeding brought in such a court or respecting the fact that such court is an inconvenient forum, relating to or arising out of this Agreement or any acts or omissions relating to the sale of the Shares hereunder, and consent to the service of process in any such action or legal proceeding by means of registered or certified mail, return receipt requested, in care of the address set forth below or such other address as each Investor shall furnish in writing to the Company.

11. Further Assurances.  The parties agree to execute any and all such other and further instruments and documents, and to take any and all such further actions reasonably required to effectuate this Agreement and the intent and purposes hereof.

12. Changes.  This Agreement may not be modified or amended except pursuant to an instrument in writing signed by the Company and the Investors.

13. Headings.  The headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be part of this Agreement.

14. Severability.  In case any provision contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

15. Governing Law.  This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York, without giving effect to the principles of conflicts of law.

16. Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute but one instrument, and shall become effective when one or more counterparts have been signed by each party hereto and delivered to the other parties.

17. Confidential Disclosure Agreement.  Notwithstanding any provision of this Agreement to the contrary, any confidential disclosure agreement previously executed by the Company and the Investors in connection with the transactions contemplated by this Agreement shall remain in full force and effect in accordance with its terms following the execution of this Agreement and the consummation of the transactions contemplated hereby.

18. Third Party Beneficiary.  Nothing in this Agreement shall create or be deemed to create any rights in any person or entity not a party to this Agreement.

[Signatures Follow]

IN WITNESS WHEREOF, the Investor has executed this Agreement on this          day of May, 2005.

For Individual Investors:	For Investors other than Individuals:

Signature	Name of Entity (Please Print)

Name (Please Print)	By: _ _Signature

Name (Please Print)

Title

All Investors:
Aggregate Purchase Commitment:
US$: _ _
Price Per Share: $1.30

On this    day of May, 2005, on behalf of the Company, a subscription for $        of Shares is hereby accepted by the Company.

AMARIN CORPORATION PLC

By:
Name:
Title:

EXHIBIT A

Investor Name	Total Subscription	Price	Number of Shares
and Address	Amount in US$	per Share	to be Issued
$1.30
$1.30
$1.30
$1.30
$1.30
$1.30
$1.30
$1.30
$1.30
$1.30

EXHIBIT B

AMARIN CORPORATION PLC

STOCK CERTIFICATE QUESTIONNAIRE

Pursuant to the terms of the Agreement, please provide us with the following information (as applicable) so that we can issue ADRs to you either through the DTC system or in paper/certificated form:

A)	FOR A DTC ELECTRONIC CREDIT OF ADRS

1. DTC Account details:	Name of DTC Account holder:

Account Holder Number:

Address of DTC Account Holder:

Client Account (“registered holder”) number at DTC Account

2. The relationship between the Investor and the registered holder listed in response to item 1 above:

3. The mailing address of the registered holder listed in response to item 1 above:

4. The Social Security Number or Tax Identification Number of the registered holder listed in the response to item 1 above:

B) FOR PAPER ADR CERTIFICATES
1. The exact name that your American Depositary Receipts are to be registered in (this is the name that will appear on your stock certificate(s)). You may use a nominee name if appropriate:

2. The relationship between the Investor and the registered holder listed in response to item 1 above:

3. The mailing address of the registered holder listed in response to item 1 above:

4. The Social Security Number or Tax Identification Number of the registered holder listed in the response to item 1 above:

EXHIBIT C

FORM OF ESCROW AGREEMENT